Second Fiscal Quarter 2026

We delivered another round of excellent results in Affirm’s second quarter of FY’26. Fellow Affirm Shareholders, 2 Affirm FQ2’26 Shareholder Letter 1 Information about Affirm's use of non-GAAP financial measures is provided under “Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators” and “Use of Non-GAAP Financial Measures” below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter. $543M Revenue Less Transaction Costs (“RLTC”)1 +29% $1,123M Revenue +30% $13.8B Gross Merchandise Volume (“GMV”) +36% Net Income +$49M 30.0% Adjusted Operating Income1 As a percent of Revenue +3 pp 10.5% Operating Income As a percent of Revenue +11 pp $130M We Believe In Nossing We started the quarter with the inaugural Big Nothing, our 0% APR event. Collaborating with hundreds of our merchant partners, we curated a huge selection of unbeatable consumer deals, Affirm-style: no fees, no gotchas, and for three days in October, no interest at all, for nearly every consumer shopping at participating retailers with Affirm. As the merchants lit up their 0% deals, they saw a solid 5% GMV lift, with that number rising to a robust 27% as we highlighted them on Affirm surfaces. Affirm truly shines when the transaction really matters, and for higher AOV baskets we saw a progressively greater lift. All comparisons on a year-over-year basis unless otherwise indicated Big Nothing GMV uplift from 0% APR offers Transaction Size

3 Affirm FQ2’26 Shareholder Letter AdaptAI and BoostAI Affirm AdaptAI and BoostAI, a pair of our internally- developed yield optimization technologies, played an outsized role in achieving these results. AdaptAI automatically selects optimal financing offers for each transaction to maximize sales conversion and minimize risk. AdaptAI is now deployed on nearly all Affirm surfaces, including digital wallets, and contributed to an approximately 10% year-over-year improvement in end-to- end checkout conversion. The more recently developed BoostAI takes this idea a step further: this new model optimizes offers of financing by running automatic A/B-test programs at participating merchants and other surfaces, which includes introducing new financing programs and deploying incremental MDR- funded incentives. BoostAI demonstrates consistent performance lift, with merchants seeing an average 5–15% increase in GMV, driven by higher conversion and consumer take-up. Merchants set the conversion-boosting budget if desired, but neither AdaptAI nor BoostAI require any technical or integration work on their part. Since its launch a few months ago, BoostAI has been deployed at 47 enterprise merchants (and hundreds of SMBs). We are excited to continue rolling BoostAI across our entire merchant network. The Big Nothing accounted for approximately 15% of all GMV in October, and delivered durable second-order effects across the ecosystem – e.g., daily Affirm cardholder signups increased 21% during the event. We achieved these results with merchant funding and without sacrificing unit economics. We saw a significant increase in both top-of-funnel and conversion metrics at merchants participating in the Big Nothing, and yet did not observe a corresponding drop in the days and weeks after – suggesting that these purchases would not have occurred without Affirm’s unique value proposition. We are already hard at work planning the next Big Nothings, of course. BFCM and Affirm Card With the success of the Big Nothing we rolled our way into the semis of Black Friday / Cyber Monday. Armed with some fresh learnings from Big Nothing, we delivered our largest BFCM ever with excellent stability and availability metrics. The scale and intensity of both the run-up to, and the by-the-second monitoring and management of the biggest shopping days of the year are hard to overstate, and I am especially grateful to the massive cross-functional team effort across Engineering, Product, Operations, Analytics, and Marketing who put on an amazing set of events this quarter. Our merchant partners were excited to step up once again with some very compelling 0% offers, and US 0% APR monthly installment GMV within the Affirm marketplace grew 62% year over year during BFCM. Affirm Card signups during the shopping weekend grew 130% year over year, with approximately 65% of new activations coming from near-prime or better credit borrowers. Affirm Card also had a banner quarter, growing GMV 159%, and active cardholders rose 121%. Connecting with the deal-focused quarter, Card 0% APR GMV increased 190% year over year, now representing almost 20% of the total Card GMV mix, a 4 percentage point increase sequentially, a nearly threefold increase in mix over two years. Overall, over 65% of approved U.S. loan applications were presented with a 0% APR offer, and 39% of all transactions during the quarter were 0% APR (Pay in X or monthly installments).

4 Affirm FQ2’26 Shareholder Letter Commercial Highlights On Affordability This holiday shopping season was also, inevitably, a referendum on affordability, something we care about greatly at Affirm. Our model – no late fees, no deferred interest, no revolving debt – works because it aligns our interests with our borrowers’. With Affirm, consumers receive clear upfront pricing where they always know the total cost, including interest, if any. The fixed term, closed-end structure of our loans provides choice and flexibility at a lower cost than many revolving credit cards. We estimate that U.S. households in 2024 could have saved up to $18 billion using Affirm instead of revolving on a credit card, with some households saving up to 30% annually on their total borrowing costs.2 What we learned this holiday season is that consumers are smart and, when it comes to finding alternatives to credit cards or other offerings with junk fees, they are getting smarter. While they do not seem to be cutting back on buying holiday gifts, they are certainly allotting more thoughtful consideration to how they are spending. Indeed, consumers are increasingly choosing Affirm at scale. We estimate that Affirm grew more than 5x the growth rate of overall U.S. credit card spend in 2025 and 4x the rate of e- commerce growth. Consumers aren't avoiding credit. They’re avoiding credit that profits from their confusion. My sincere gratitude to all Affirmers for another great quarter – in the age of AI, it’s the humans that make this company such a privilege (and so much fun) to lead. I invite all our fans to join us at our next Investor Forum event, on May 12th. Onward, 2 ‘All Forms of Credit Are Not Created Equal’. Published by Affirm in June 2025. Our Revenue team went out and achieved. In recent months, we: • Entered into a multi-year partnership with Intuit to become the exclusive pay-over-time solution built into QuickBooks Payments, enabling more small and mid-market businesses to offer Affirm when invoicing customers. • Renewed and expanded our exclusive partnership with Expedia in the US and Canada. • Signed Virgin Media O2 in the UK to provide financing for devices and other hardware for one of the country's largest telecommunications providers. • Expanded the relationship with our long-time partner Wayfair to Canada and the UK. • Continued to broaden our reach in the US by partnering with Fanatics and a leading US-based department store.

Gross Merchandise Volume (GMV) grew 36% to $13.8 billion, accelerating from a 35% growth rate in the same period in the prior year.3 Over 40% of growth came from direct merchant point-of-sale integrations, with the remainder split roughly evenly between the direct-to- consumer business led by Affirm Card, and wallet partnerships. All categories grew during the quarter and, from a product perspective, GMV from 0% APR products inclusive of Pay in X grew 60% and continued to outpace our overall growth rate. GMV from our top five merchants and platform partners collectively grew 23%, and the concentration of GMV derived from top five partners declined to 46% compared to 51% during the same period in the prior year. Merchants increasingly utilized 0% APR offers as a demand-generation tool. Approximately 60 thousand merchants funded these offers during the quarter — nearly quadrupling year over year. Partner commitment remained high, with over 95% of 0% APR monthly installment GMV at integrated merchants being merchant funded, resulting in robust economics for the Affirm network. Consumer adoption was equally robust. More than 60% of new Affirm customers chose a 0% APR product for their first transaction. Strategic initiatives to increase visibility of such offers – including our inaugural Big Nothing event in October – contributed to a 190% surge in 0% APR GMV on the Affirm Card. FQ2’26 Operating Highlights 5 Affirm FQ2’26 Shareholder Letter Direct-to-Consumer GMV (D2C GMV) grew 52% to $4.3 billion driven primarily by Affirm Card GMV, which grew 159% to $2.2 billion. In-store GMV on Card continues to be more than an order of magnitude higher than in-store spend on Affirm non-Card surfaces. Active cardholders again more than doubled year over year to 3.7 million as card attach rate increased to approximately 14%, up about three points sequentially versus the prior quarter.4 Active consumers, increased 23% to 25.8 million as of December 31, 2025 while transactions per active consumer increased 20% to 6.4 during the same time period. Active merchant count increased 42% to 478 thousand as of December 31, 2025 with the year-over-year growth rate accelerating 12 percentage points from the prior quarter. The majority of the increase in merchant count was driven by two wallet partnerships, as well as the scaling of several independent software vendor (ISV) partnerships. 3 All growth rate references are on a year-over-year basis unless otherwise indicated. 4 Card attach rate defined as active cardholders divided by total active consumers during a given period.

FQ2'26 Financial Highlights

Total Revenue as a % of GMV	RLTC as a % of GMV	Operating Income as a % of Revenue	Adj. Operating Income as a % of Revenue
8.14%	3.93%	10.5%	30.0%
(40) bps	(20) bps	+11 pp	+3 pp

All comparisons on a year-over-year basis

Total Revenue

Total revenue grew 30% to $1,123 million. Revenue as a percentage of GMV was 8.14%, a decrease of 40 basis points compared to FQ2'25. The following factors contributed to revenue growth and the year-over-year change in revenue as a percentage of GMV:

- Network revenue grew 32%, or slightly below overall GMV growth in part due to a mix shift towards direct-to-consumer (D2C) GMV, which typically comes with lower network revenue as a percentage of GMV relative to integrated POS volume. As a percent of GMV, network revenue declined 8 basis points due to the aforementioned growth in D2C GMV.
- Interest income grew 21%, driven primarily by a 22% increase in average net loans held for investment. As a percent of GMV, interest income declined 46 basis points as the GMV mix evolved towards 0% APR products. Including Pay in X loans, 0% APR products collectively increased from 28% of GMV in FQ2'25 to 32% in FQ2'26, leading to a lower average interest yield on loans than if the product mix had remained constant.
- Gain on sales of loans grew 48% and increased by 11 basis points as a percent of GMV. This increase was driven by both an increase in loans sold, which grew 29%, as well as more favorable loan sale pricing. Gain on sale as a percentage of loans sold increased by 39 basis points due to consistent execution by our Capital team and favorable funding market conditions.
- Servicing income grew 49% and increased by 3 basis points as a percent of GMV. Servicing income is primarily driven by the size of the average off-balance sheet platform portfolio, which grew by 50% as we sold more loans in recent quarters. Servicing income remained stable at approximately 2% of the average off-balance sheet platform portfolio on an annualized basis.

Year-over-Year Change in Revenue as a % of GMV


10%
8%
6%
4%
2%
0%
8.54%
(0.08%)
(0.46%)
0.11%
0.03%
8.14%
FQ2'25
Total network revenue
Interest income
Gain on sales of loans
Servicing income
FQ2'26

6 Affirm FQ2'26 Shareholder Letter

7 Affirm FQ2'26 Shareholder Letter We continued to observe strong uptake of 0% APR offers, with GMV from 0% APR monthly installment products increasing 65% while Pay-in-X volume increased 55%. Network revenue as a percentage of GMV for 0% APR monthly installment loans remained stable after adjusting for variations in loan duration. Loan Product Mix *Other transaction costs include changes in processing and servicing expense and loss on loan purchase commitment Funding costs were a tailwind to RLTC as a percent of GMV with average funding costs declining approximately 109 basis points year over year and 57 basis points sequentially to 6.2%. Average funding costs declined as we continue to execute well in the ABS market and benefit from favorable repricing across all funding channels. Average Annualized Cost of Funds 6.2% FQ2'24 FQ3'24 FQ4'24 FQ1'25 FQ2'25 FQ3'25 FQ4'25 FQ1'26 FQ2'26 0% 2% 4% 6% 8% RLTC grew 29% to $543 million. RLTC as a percentage of GMV decreased (20) basis points to 3.93%, at the high end of our 3 to 4% long-term target range. The approximate (20) basis point decrease was primarily attributable to a (40) basis point decline in revenue. This decline was partially offset by a 25 basis point improvement in funding costs. Year-over-Year Change in RLTC as a % of GMV 4.13% (0.40%) (0.04%) 0.25% (0.01%) 3.93% FQ2'25 Revenue Provision for credit losses Funding costs Other txn costs* FQ2'26 0% 1% 2% 3% 4% 5% 55% YoY growth 27% YoY growth 65% YoY growth 67% 16% 17%Interest-bearing 0% APR monthly Pay-in-X (Short-term 0% APR)

Adjusted Operating Income Adjusted Operating Income was $337 million, a $99 million improvement and 42% increase from the $238 million of Adjusted Operating Income in FQ2’25. Adjusted Operating Income as a percentage of Revenue, or Adjusted Operating Margin, was 30% during the period compared to 27% during FQ2’25. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, depreciation and amortization, and other items. The $99 million increase in Adjusted Operating Income consisted of a $123 million increase in RLTC, which was partially offset by a $24 million increase, or 13% increase, in non-GAAP operating expenses excluding transaction costs. Within these operating expenses: • Non-GAAP Technology and data analytics increased $16 million, or 23%, driven by a $12 million, or 31%, increase in infrastructure expenses which primarily increased due to the 44% growth in transactions. Additionally, we continued to invest in products such as Card, wallet and PSP partnerships, and international expansion, including investments made into incremental headcount associated with these projects. • Non-GAAP Sales and marketing declined $1 million, or 4%, with the majority of the decline due to decreases in profit share expenses. • Non-GAAP General and administrative increased $9 million, or 11%, with the increase primarily due to increases in software and subscriptions. 8 Affirm FQ2’26 Shareholder Letter Operating Income Operating Income was $118 million, a $122 million improvement compared to the $4 million loss in FQ2’25. Operating Income as a percentage of revenue, or Operating Margin, was approximately 10.5% in the period, compared to (0.5)% during FQ2’25. The $118 million of Operating Income is inclusive of $66 million in enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners. The $122 million improvement in Operating Income was driven by a $123 million increase in RLTC and $1 million decrease in operating expenses excluding transaction costs. Within these operating expenses: • Technology and data analytics increased $37 million, or 25%, as transaction count increased 44% and led to higher infrastructure expenses. Additionally, we continued to invest in products such as Card, wallet and PSP partnerships, and international expansion, including investments made into incremental headcount associated with these projects. • Sales and marketing declined $37 million, or 27%, due to a $35 million decline in enterprise warrant expense. Certain tranches of enterprise warrants completed their amortization period during FQ1’25 and therefore no longer contributed to sales and marketing expenses in subsequent periods. Excluding enterprise warrant expense, sales and marketing expense decreased $2 million, or 6%, due to a decreases in profit share expense. • General and administrative increased $2 million, or 1%, with the increase primarily due to increases in software and subscriptions.

Year-over-Year Comparison: Monthly Installment Loan Ex-Peloton 30+ Day Delinquency Rate 9 Affirm FQ2’26 Shareholder Letter Credit quality 30+ day delinquencies excluding Peloton and Pay in X loans increased 18 basis points year over year and decreased 7 basis points quarter over quarter to 2.7%. Allowance for credit losses as a percent of loans held for investment was 5.4%, consistent with FQ2’25 and down from 5.9% in FQ1'26. FY’22 FY’23 FY’24 FY’25 FY’26 Jul Sep Nov Jan Mar May 0% 1% 2% 3% 4% Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans U.S. Monthly Installment Loans from FQ4’22 through FQ4’25 Recent cohorts of monthly installment loans are tracking towards approximately 3.5% ultimate net charge-offs as a percent of cohort GMV, which is in-line with expectations and consistent with the performance of historic loan cohorts. Net charge-off performance Cumulative Net Charge-offs by Origination Vintage: Pay in 4 Loans U.S. Pay in 4 Loans from FQ3’24 through Aug 2025 All recent vintages of Pay in 4 loans are continuing to track to loss rates of less than 1% of GMV.

10 Affirm FQ2’26 Shareholder Letter Capital and Funding Update Funding Capacity increased to $28.0 billion at the end of FQ2’26, from $26.6 billion at the end of FQ1’26. We believe this capacity can support more than $65 billion in annual GMV based upon our weighted-average loan duration of approximately 5 months at the end of FQ2’26. The main highlights across the funding channels were: • Forward flow: we added approximately $600 million in capacity compared to FQ1’26, which was primarily driven by onboarding AB CarVal, a global alternative investment manager. • Warehouse and other funding debt: we added approximately $100 million in warehouse funding capacity in the US as we upsized an expansionary facility with a multinational bank. • ABS: in November, we priced 2025-X2, our largest static securitization to date and our 26th ABS bond offering overall, bringing our lifetime issuance to over $14.1 billion. The transaction executed at an all-in cost of funds of 5.96% including the residual yield. This is more than a 100 basis point improvement over our last static transaction 2025-X1 which priced in FQ4’24. There was robust investor demand for the notes which led to the issuance being approximately six times oversubscribed. The residual order book was particularly deep, which contributed to the residual pricing at the lowest yield since we began conducting static securitizations. Capital Allocation and Liquidity At the end of December, we had approximately $2.3 billion in total liquidity split between cash and equivalents plus securities available for sale, against which we had approximately $1.1 billion in convertible debt. Our net cash position of $1.1 billion increased by $408 million year over year as cash and securities available for sale increased by $384 million, while convertible debt outstanding decreased by $23 million. Quarter over quarter, net cash increased by $10 million as cash and securities available for sale increased by $10 million. The Affirm board of directors has authorized the repurchase of up to $176 million, out of $221 million outstanding, in aggregate principal amount of our outstanding 2026 convertible notes during the period from January 1, 2026 through November 13, 2026.

11 Affirm FQ2’26 Shareholder Letter Assumptions embedded within the outlook Product mix On a year-over-year basis, the mix of 0% APR GMV inclusive of Pay-in-X products is expected to increase. 0% APR products generally have a lower RLTC as a percentage of GMV than equivalent interest-bearing products. Enterprise partnerships An enterprise merchant that expressed an intent to switch its Pay Later volumes to its own wallet solution substantially completed this transition during FQ1’26. Interest rate environment Based upon the forward curve embedded within the outlook, short-term benchmark interest rates are expected to decline modestly during FY’26. Funding Equity Capital Required (“ECR”) as a percent of Total Platform Portfolio (“ECR Ratio”) is expected to remain below 5%. Product and go-to-market initiatives Our outlook includes the expected financial impact of our expansion outside of North America, which is not expected to be a material growth contributor during FY’26. Deferred tax asset valuation allowance If our earnings trajectory continues, the Company expects that there may be sufficient positive evidence to support the release of a significant portion of the U.S. deferred tax valuation allowance by the end of fiscal year 2026. Fiscal Q3 2026 Fiscal Q4 2026 Fiscal 2026 GMV $11.00 to $11.25 billion $12.75 to $13.05 billion $48.30 to $48.85 billion Revenue $970 to $1,000 million $1,060 to $1,090 million $4,086 to $4,146 million Revenue Less Transaction Costs $450 to $465 million $510 to $525 million $1,958 to $1,988 million Operating Margin 4.5 to 6.0% 8.5 to 10.5% 7.7 to 8.6% Adjusted Operating Margin5 24.5 to 25.5% 26.5 to 28.5% 27.4 to 28.1% Weighted Avg. Basic Shares Outstanding 338 million 341 million 336 million Weighted Avg. Diluted Shares Outstanding 352 million 353 million 351 million Financial Outlook 5 A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

12 Affirm FQ2’26 Shareholder Letter Conference Call Affirm will host a conference call and webcast to discuss second fiscal quarter 2026 financial results on February 5, 2026, at 2:00 pm PT. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, Michael Linford, Chief Operating Officer, and Rob O’Hare, Chief Financial Officer. The conference call will be webcast live from the Company's investor relations website at https:// investors.affirm.com/. A replay will be available on the investor relations website following the call. Upcoming Investment Conferences Affirm will be attending the following upcoming investment conferences: About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network – one based on trust, transparency and putting people first – we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Morgan Stanley Technology, Media, and Telecom March 3-4, 2026 San Francisco, CA Affirm 2026 Investor Forum Affirm will host an Investor Forum on Tuesday, May 12, 2026. Affirm’s management team will provide an update on the Company’s vision, commercial and product initiatives, and financial framework. The event will be webcast live from the Company's investor relations website. More details about the event, including registration information, will be shared closer to the event. Wolfe FinTech Forum March 11, 2026 New York, NY

13 Affirm FQ2’26 Shareholder Letter Key Operating Measures, Non-GAAP Financial Measures and Supplemental Performance Indicators Three Months Ended December 31, 2025 2024 (in millions, except GMV and percent data) (unaudited) GMV (in billions) $ 13.8 $ 10.1 Total Transactions (count) 54.9 38.1 Total Revenue, net $ 1,123.0 $ 866.4 Total Revenue as a % of GMV 8.1% 8.5 % Transaction Costs (Non-GAAP) $ 580.5 $ 447.0 Transaction Costs as a % of GMV 4.2% 4.4 % Revenue Less Transaction Costs (Non-GAAP) $ 542.5 $ 419.4 Revenue Less Transaction Costs as a % of GMV (Non-GAAP) 3.9% 4.1 % Operating Income (Loss) $ 117.6 $ (4.3) Operating Margin 10.5% (0.5) % Adjusted Operating Income (Non-GAAP) $ 337.0 $ 237.8 Adjusted Operating Margin (Non-GAAP) 30.0% 27.4 % Net Income $ 129.6 $ 80.4 December 31, 2025 June 30, 2025 December 31, 2024 (unaudited) Active Consumers (in millions) 25.8 23.0 21.0 Transactions per Active Consumer 6.4 5.8 5.3 Active Merchants (in thousands) 478.3 376.8 337.2 Total Platform Portfolio (Non-GAAP) (in billions) $ 19.0 $ 15.1 $ 14.0 Equity Capital Required (Non-GAAP) (in millions) $ 892.0 $ 568.9 $ 640.5 Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP) 4.7% 3.8% 4.6 % Allowance for Credit Losses as a % of Loans Held for Investment 5.4% 5.6% 5.4%

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who completes at least one transaction on its platform during the twelve months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the twelve months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income - The Company defines adjusted operating income as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; (d) restructuring costs included in GAAP operating loss; and (e) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. 14 Affirm FQ2’26 Shareholder Letter

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Other Operating Expenses - The Company defines non-GAAP operating expenses as the aggregate of non-GAAP sales and marketing expense, non-GAAP technology and data analytics expense, and non-GAAP general and administrative expense. Each of these components is calculated as the corresponding GAAP expense category, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP operating expenses are presented because the Company believes that they are useful financial measures to both the Company and investors, facilitating period-to-period comparisons of the Company’s core operating expenses, as the items excluded generally do not reflect the underlying performance of the Company's ongoing operations. 15 Affirm FQ2’26 Shareholder Letter

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a relationship with Affirm, or a platform or wallet partner, and engages in at least one Affirm transaction during the twelve months prior to the measurement date. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. For certain committed forward flow loan sale agreements, the stated funding capacity reflects the maximum outstanding unpaid principal balance at a point in time for loans sold under the agreement, subject to meeting certain conditions which may not have yet been satisfied as of the measurement date. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Repeat Consumer - The Company defines repeat consumer as a consumer who has transacted with Affirm at least twice. The Company believes that repeat consumer rates on a cohortized basis are a useful indicator of consumer retention and engagement. Average Annualized Cost of Funds - The Company defines average annualized cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. 16 Affirm FQ2’26 Shareholder Letter

Card Attach Rate - The Company defines card attach rate as active cardholders divided by total active consumers at the end of a given period. The Company believes card attach rate is a useful performance indicator to both the Company and investors because it reflects the rate of our card product adoption among our active consumer base. Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non- GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: • Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; • Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and • Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 17 Affirm FQ2’26 Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchant partners and commerce platforms as well as its engagement with existing and prospective originating bank partners and card issuing bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s products, including Affirm Card; the Company’s use and provision of AI-powered solutions; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchant partners, commerce platforms and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchants partners, commerce platforms and consumers and retain and grow its relationships with existing merchants partners, commerce platforms and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and card issuing bank partners and engage additional originating bank partners and card issuing bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; its ability to effectively use and provide AI-powered solutions; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, ongoing recessionary concerns, uncertainty relating to the magnitude, duration and impact of tariffs on global trade, the potential for more instability of consumers and financial institutions, the financial performance of its merchant partners and commerce platforms, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; its ability to successfully expand into new international geographies; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment, including governmental actions to cap interest rates; its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 18 Affirm FQ2’26 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 19 Affirm FQ2’26 Shareholder Letter December 31, 2025 June 30, 2025 Assets Cash and cash equivalents $ 1,527,880 $ 1,354,455 Restricted cash 566,692 401,968 Securities available for sale at fair value 723,375 871,425 Loans held for sale 6 — Loans held for investment 8,773,542 7,025,534 Allowance for credit losses (478,103) (396,929) Loans held for investment, net 8,295,439 6,628,606 Accounts receivable, net 268,177 426,177 Property, equipment and software, net 639,891 572,637 Goodwill 533,441 534,156 Intangible assets 12,619 12,935 Commercial agreement assets 44,395 57,210 Other assets 344,986 295,360 Total assets $ 12,956,899 $ 11,154,929 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 57,228 $ 82,820 Payable to third-party loan owners 130,327 211,700 Accrued interest payable 28,784 24,465 Accrued expenses and other liabilities 184,459 157,272 Convertible senior notes, net 1,127,658 1,153,000 Notes issued by securitization trusts 4,834,736 4,833,855 Funding debt 3,046,846 1,622,808 Total liabilities 9,410,038 8,085,919 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 291,506,324 shares issued and outstanding as of December 31, 2025; 3,030,000,000 shares authorized, 284,378,565 shares issued and outstanding as of June 30, 2025 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 40,700,781 shares issued and outstanding as of December 31, 2025; 140,000,000 shares authorized, 40,734,234 shares issued and outstanding as of June 30, 2025 1 1 Additional paid in capital 6,410,335 6,140,893 Accumulated deficit (2,846,538) (3,056,818) Accumulated other comprehensive loss (16,939) (15,069) Total stockholders’ equity 3,546,861 3,069,009 Total liabilities and stockholders’ equity $ 12,956,899 $ 11,154,929 1 Within the table presented certain columns may not sum due to the use of rounded numbers

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited) (in thousands, except share and per share amounts) 20 Affirm FQ2’26 Shareholder Letter Three Months Ended December 31, 2025 2024 Revenue Merchant network revenue $ 328,380 $ 244,895 Card network revenue 73,035 58,142 Total network revenue 401,415 303,037 Interest income 493,626 409,367 Gain on sales of loans 185,231 125,287 Servicing income 42,748 28,690 Total revenue, net 1,123,019 866,381 Operating expenses Loss on loan purchase commitment 96,065 70,278 Provision for credit losses 214,153 152,980 Funding costs 111,717 107,762 Processing and servicing 158,582 115,960 Technology and data analytics 184,871 148,213 Sales and marketing 98,782 136,038 General and administrative 141,223 139,412 Restructuring and other — 60 Total operating expenses 1,005,393 870,703 Operating income (loss) $ 117,626 $ (4,322) Other income, net 15,612 87,181 Income (loss) before income taxes $ 133,238 $ 82,859 Income tax expense 3,652 2,499 Net income $ 129,586 $ 80,360 Other comprehensive income (loss) Foreign currency translation adjustments $ 7,836 $ (35,469) Loss on cash flow hedges (305) (89) Unrealized gain (loss) on securities available for sale, net (81) (2,873) Net other comprehensive income (loss) 7,450 (38,431) Comprehensive income $ 137,037 $ 41,929 Per share data: Net income per share attributable to common stockholders for Class A and Class B Basic $ 0.39 $ 0.25 Diluted $ 0.37 $ 0.23 Weighted average common shares outstanding Basic 334,270,750 322,282,334 Diluted 349,365,762 345,196,568 Three Months Ended December 31, 2025 2024 General and administrative $ 50,588 $ 57,719 Technology and data analytics 23,012 23,677 Sales and marketing 3,984 4,482 Processing and servicing 215 220 Total stock-based compensation in operating expenses $ 77,800 $ 86,098 The following table presents the components and classification of stock-based compensation (in thousands): 1 Within the table presented certain columns may not sum due to the use of rounded numbers

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) 21 Affirm FQ2’26 Shareholder Letter Three Months Ended December 31, 2025 2024 Cash flows from operating activities Net income $ 129,586 $ 80,360 Adjustments to reconcile net income (loss) to net cash used in operating activities: Provision for losses 214,153 152,980 Amortization of premiums and discounts on loans (78,927) (59,233) Gain on sales of loans (185,231) (125,287) Gain on extinguishment of debt (42) (62,794) Changes in fair value of assets and liabilities 2,015 2,954 Amortization of commercial agreement assets 4,759 14,255 Amortization of debt issuance costs 7,244 6,907 Accrued interest on securities available for sale (8,313) (10,821) Commercial agreement warrant expense 61,207 86,776 Stock-based compensation 77,800 86,098 Depreciation and amortization 75,593 54,894 Other (14,165) 58 Change in operating assets and liabilities: Purchases and origination of loans held for sale (728,196) (1,043,397) Proceeds from the sale of loans held for sale 727,912 1,043,380 Accounts receivable, net 11,054 102,664 Other assets (69,985) (20,588) Accounts payable (791) (6,936) Payable to third-party loan buyers (63,462) 5,210 Accrued interest payable 3,433 1,048 Accrued expenses and other liabilities 8,091 3,489 Net cash provided by operating activities 173,735 312,017 Cash flows from investing activities Purchases and origination of loans held for investment (12,665,105) (8,663,556) Proceeds from the sale of loans held for investment 5,323,088 3,633,664 Principal repayments and other loan servicing activity 5,890,329 4,528,811 Additions to property, equipment and software (55,704) (43,905) Purchases of securities available for sale (67,935) (48,158) Proceeds from maturities and repayments of securities available for sale 210,251 504,890 Other investing inflows 80 186 Other investing outflows — (1,000) Net cash used in investing activities (1,364,996) (89,068) Cash flows from financing activities Proceeds from the issuance of convertible notes — 920,000 Proceeds from the issuance of funding debt 9,292,589 4,704,356 Principal repayments of funding debt (8,032,176) (4,259,168) Payment of debt issuance costs (1,230) (18,749) Extinguishment of convertible debt (944) (892,800) Proceeds from exercise of common stock options and warrants and contributions to ESPP 9,270 35,792 Repurchase of common stock — (250,000) Taxes paid related to net share settlement of equity awards (80,929) (95,335) Net cash provided by financing activities 1,186,580 144,096 Effect of exchange rate changes on cash, cash equivalents and restricted cash 1,641 (14,510) Net increase (decrease) in cash, cash equivalents and restricted cash (3,038) 352,535 Cash, cash equivalents and restricted cash, beginning of period 2,097,610 1,384,622 Cash, cash equivalents and restricted cash, end of period $ 2,094,572 $ 1,737,157

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) 22 Affirm FQ2’26 Shareholder Letter Three Months Ended December 31, 2025 2024 Supplemental disclosures of cash flow information Cash payments for interest expense $ 102,537 $ 101,623 Cash paid for operating leases 484 656 Cash paid for income taxes 4,190 4,163 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software 46,636 44,708 Securities retained under unconsolidated securitization transactions 44,608 41,940 Right of use assets obtained in exchange for operating lease liabilities 11,513 — Three Months Ended December 31, 2025 2024 Reconciliation to amounts on consolidated balance sheets (as of period end) Cash and cash equivalents $ 1,527,880 $ 1,200,381 Restricted cash 566,692 536,776 Total cash, cash equivalents and restricted cash $ 2,094,572 $ 1,737,157

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income, adjusted operating margin, non-GAAP general and administrative expense, non-GAAP technology and data analytics expense, non-GAAP sales and marketing expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended December 31,	
	2025	2024
	(in thousands, except percent data)	
Operating expenses		
Loss on loan purchase commitment	$ 96,065	$ 70,278
Provision for credit losses	214,153	152,980
Funding costs	111,717	107,762
Processing and servicing	158,582	115,960
Transaction costs (Non-GAAP)	**$ 580,517**	**$ 446,980**
Technology and data analytics	184,871	148,213
Sales and marketing	98,782	136,038
General and administrative	141,223	139,412
Restructuring and other	—	60
Total operating expenses	**$ 1,005,393**	**$ 870,703**
Total revenue	**$ 1,123,019**	**$ 866,381**
Less: Transaction costs (Non-GAAP)	(580,517)	(446,980)
Revenue less transaction costs (Non-GAAP)	**$ 542,502**	**$ 419,401**
Operating income (loss)	**$ 117,626**	**$ (4,322)**
Add: Depreciation and amortization	75,587	54,950
Add: Stock-based compensation included in operating expenses	77,800	86,098
Add: Enterprise warrant and share-based expense	65,966	101,032
Add: Restructuring and other [1]	—	60
Adjusted operating income (Non-GAAP)	**$ 336,979**	**$ 237,818**
Divided by: Total revenue, net	$ 1,123,019	$ 866,381
Adjusted operating margin (Non-GAAP)	**30.0 %**	**27.4 %**
General and administrative expense	**$ 141,223**	**$ 139,412**
Less: Depreciation and amortization included in general and administrative expense	(563)	(573)
Less: Stock-based compensation included in general and administrative expense	(50,588)	(57,719)
Non-GAAP General and administrative expense	**$ 90,072**	**$ 81,120**
Technology and data analytics expense	**$ 184,871**	**$ 148,213**
Less: Depreciation and amortization included in technology and data analytics expense	(74,876)	(53,683)
Less: Stock-based compensation included in technology and data analytics expense	(23,012)	(23,677)
Non-GAAP Technology and data analytics expense	**$ 86,982**	**$ 70,853**
Sales and marketing expense	**$ 98,782**	**$ 136,038**
Less: Depreciation and amortization included in sales and marketing expense	(117)	(664)
Less: Stock-based compensation included in sales and marketing expense	(3,984)	(4,482)
Less: Enterprise warrant and share-based included in sales and marketing expense	(65,966)	(101,032)
Non-GAAP Sales and marketing expense	**$ 28,715**	**$ 29,860**

	December 31, 2025	June 30, 2025	December 31, 2024
		(in thousands)	
Loans held for investment	$ 8,773,542	$ 7,025,534	$ 6,796,167
Add: Loans held for sale	6	—	—
Less: Funding debt	(3,046,846)	(1,622,808)	(2,166,806)
Less: Notes issued by securitization trusts	(4,834,736)	(4,833,855)	(3,988,887)
Equity capital required (Non-GAAP)	**$ 891,966**	**$ 568,871**	**$ 640,474**

[1] Restructuring and other costs includes expenses incurred in the period associated with the Company's restructurings and other exit and disposal activities.

[2] Within the table presented certain columns may not sum due to the use of rounded numbers

23 Affirm FQ2'26 Shareholder Letter

SUPPLEMENTAL DELINQUENCY INFORMATION 24 Affirm FQ2’26 Shareholder Letter Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 2.3% 2.4% FY 2025 2.8% 2.5% 2.4% 2.3% FY 2026 2.8% 2.7% 60+ Day Delinquencies FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 1.4% FY 2026 1.6% 1.6% 90+ Day Delinquencies FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% 0.6% 0.6% FY 2025 0.8% 0.7% 0.6% 0.6% FY 2026 0.7% 0.8% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 2.4% 2.5% FY 2025 2.8% 2.5% 2.5% 2.3% FY 2026 2.8% 2.7% 60+ Day Delinquencies FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 1.4% FY 2026 1.6% 1.6% 90+ Day Delinquencies FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% FY 2024 0.7% 0.7% 0.7% 0.6% FY 2025 0.8% 0.7% 0.7% 0.6% FY 2026 0.7% 0.8% Monthly Installment Loan (ex-Peloton) Monthly Installment Loan